June 15, 2009

Dr. Mohd Aslami
680 N. Main Street C-2
Wolfeboro, NH 03894

Re: Conversion of Unpaid Compensation and Unreimbursed Expenses

Dear Dr. Aslami:

US SolarTech, Inc. (the “Company”) hereby confirms that the Company owes you (“Officer”) $433,031 in base compensation accrued from August 25, 2005 through September 30, 2008 and $29,984 in unreimbursed total expenses, representing of total of $463,015 (the “Receivable”).  The Company owes a total of $1,045,900 (the “Total Receivable”) in the aggregate to the Company’s executive officers Dr. Mohd Aslami, Steven Phillips and Charles DeLuca (“Executive Officers”), of which the Receivable is part.  The Company believes that it is in the best interest of the Company to offer you the opportunity to convert the Receivable in accordance with into shares of the Company’s common stock, par value $.0001 per share (“Common Stock”) at a conversion price of $1.50 per share of Common Stock (the “Conversion Price”) subject to terms and conditions set forth herein.  The Conversion Price is based on the price at which the Company sold Common Stock during the period in which the Company’s obligation to pay the Receivable was incurred, evidenced by the price of Common Stock sold on September 30, 2008, which the Company believes is consistent with the Company’s prior undocumented agreement in principle with the Officer.   If such terms are acceptable, please accept them through your countersignature of this letter agreement.

1.	Officer agrees to the following terms and conditions with respect to the conversion

a.
The Officer shall have the right, at any time and at its sole discretion   (subject to the other provisions of this Section 1 and applicable law), to convert any outstanding portion of the Receivable into shares of Common   Stock at a conversion price of $1.50 per share, rounded up to the nearest whole share (the “Conversion Price”);

b.	In the event that the Company consummates an equity investment in the Company before August 31, 2009 (the “Investment”), then:

i.
the Company shall have the option, at its sole discretion and upon 10 days prior written notice to the Officer, to pay to the Officer an amount equal to the product of (i) 52% and (ii) an amount equal to the lesser of (x) 10% of the Investment and (y) $200,000 (the “Tax Payment”) to be credited against the Receivable, and the Officer shall apply such amount toward the payment of taxes payable by the Officer in connection with the conversion contemplated hereby, and

ii.
in the event the Company pays the Tax Payment, require, upon 10 days prior written notice, the Officer to convert the remaining portion of the Receivable into shares of Common Stock at the Conversion Price provided, however, that in the event that the Tax Payment payable in the aggregate to the Executive Officers is equal to an amount which is less than $200,000, then the Officer shall only be obligated to convert the portion of the Receivable equal to the product of (x) the Receivable and (y) the Tax Payment divided by $104,000. For accounting purposes, repayment and conversion of the Receivable shall be allocated first to unreimbursed expenses and next to unpaid compensation.

b.
At such time at which (i) the Common Stock is quoted on the OTC Bulletin Board or a national exchange, and (ii) the weighted moving average price of outstanding Common Stock shall equal at least $2.00 for at least 30 consecutive trading days, the Company shall have the option, at its sole discretion and upon 10 days prior written notice, to require the Officer to convert any outstanding portion of the Receivable into shares of Common Stock at the Conversion Price.  Notwithstanding any provision herein, nothing in this Agreement shall obligate the Officer to violate any applicable securities or other laws, and the Officer shall execute a plan to sell shares of Common Stock in accordance with the safe harbor set forth in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 to effect the intent of this Agreement.

c.
Notwithstanding any provision herein, in the event that the Company is not required to repay, and the Officer is not required to convert, the Receivable pursuant to this Section 1, the Officer agrees to defer any right to receive the Receivable until August 1, 2010.

d.	The Company shall promptly deliver certificates representing any shares of Common Stock issued to the Officer hereunder.

2.	Right to Pay in Cash. Notwithstanding any provision herein, the Company shall retain the right, at its sole discretion, to repay any unconverted portion of the Receivable in cash.

3.
Condition. The Officer’s obligations under Section 1 hereof shall be contingent on (i) the other Executive Officers’ execution of a conversion agreement substantially in the form of this agreement with respect to their pro rata portions of the Total Receivable, and (ii) the conversion of the Series A Preferred Stock of the Company into Common Stock substantially in accordance with the terms and conditions set forth in Exhibit A hereto.

4.
Withholding Taxes.  If, with respect to any portion of the Receivable repaid or converted hereunder, the Company shall be required to withhold amounts or shares of Common Stock under applicable federal, state or local tax laws (“Withholding”), the Company shall be entitled to take such reasonable action as it deems appropriate in order to ensure compliance with such Withholding requirements, including, at its election to (i) have the Officer pay such Withholding to the Company by separate payment, (ii)  withhold the required Withholding from other amounts payable to the Officer, including salary and bonus payments otherwise payable to the Officer pursuant to agreements with the Company, or (iii) withhold such number of shares of Common Stock which shall have a fair market value, valued on the date the Officer converts or is repaid any part of the Receivable, equal to such Withholding requirements.  Notwithstanding any provision, the Tax Payment shall be deemed paid to the Officer in the event the Company notifies the Officer in writing of its intent to pay the Tax Payment, concludes that the Company is required to withhold the Tax Payment as part of its Withholding obligations, and acts in accordance with the its Withholding obligations, the Tax Payment shall be deemed paid for purposes of this Agreement.

5.
Entire Agreement.  This document, together with the exhibits hereto, contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede any and all other written or oral agreements. Notwithstanding any provision herein, this document shall supersede and replace Section 4e(iv) of Exhibit A to the Employment Agreement between the Company and Officer, dated as of January 1, 2009, and shall constitute a validly executed written modification consistent with Section 13 of such Employment Agreement.

6.
Cooperation. The Officer agrees to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to effect the conversion contemplated hereby.

7.
Governing Law and Dispute Resolution. Any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this agreement or the arbitration provisions contained herein, including without limitation the determination of whether a party has waived its rights to arbitration hereunder or the enforceability of the arbitration provisions hereunder, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  The arbitration shall take place in New York, New York.  This document shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions therein.

8.
REPRESENTATION BY COUNSEL - OFFICER ACKNOWLEDGES THAT OFFICER HAS BEEN REPRESENTED BY SUCH LEGAL AND TAX COUNSEL AND OTHER PROFESSIONALS, EACH OF WHOM HAS BEEN PERSONALLY SELECTED BY OFFICER, AS OFFICER HAS FOUND NECESSARY TO CONSULT CONCERNING THE TERMS AND CONDITIONS SET FORTH HEREIN, AND SUCH REPRESENTATION HAS INCLUDED AN EXAMINATION OF ALL APPLICABLE DOCUMENTS AND AN ANALYSIS OF ALL TAX, FINANCIAL, AND SECURITIES LAW ASPECTS THEREOF DEEMED TO BE NECESSARY. OFFICER, TOGETHER WITH OFFICER’S COUNSEL, OFFICER’S ADVISORS, AND SUCH OTHER PERSONS, IF ANY, WITH WHOM OFFICER HAS FOUND IT NECESSARY OR ADVISABLE TO CONSULT, HAVE SUFFICIENT KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE TERMS AND CONDITIONS SET FORTH IN THIS WAIVER AND CONSENT TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT THERETO.

ALTERNATIVELY, OFFICER HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ADVISORS AND HAS DECLINED TO DO SO. OFFICER HAS BEEN GIVEN THE OPPORTUNITY FOR A REASONABLE TIME PERIOD PRIOR TO EVALUATE THIS WAIVER AND CONSENT AND ASK QUESTIONS OF THE COMPANY IN CONNECTION THEREWITH.

[REMAINDER INTENTIONALLY BLANK]

If you accept these terms, please fax your signed acceptance to the Company at (914) – 686-4192 and mail the original to the Company.

Very truly yours,

US SOLARTECH, INC.

/s/
By: Steven Phillips
Chief Financial Officer

AGREED AND ACCEPTED ON
JULY 17, 2009, EFFECTIVE AS
OF JUNE 15, 2009

/s/
Mohd Aslami

June 15, 2009

Mr. Abdulaziz M. Alnamlah
PO Box 29880
Riyadh,
Saudi Kingdom of Saudi Arabia

Re: Conversion of Preferred Stock

Dear Mr. Alnamlah:

US SolarTech, Inc. (the “Company”) hereby confirms that you (the “Holder”) are the holder of 666,666 shares of the Company’s Series A Preferred Stock, par value $.0001 per share (the “Preferred Stock”) which you purchased for $1,000,000 (the “Purchase Price”) as of September 30, 2008.  In connection with various financing in which the Company is engaged, the Company believes that it is in the best interest of the Company to induce you to convert the Preferred Stock into shares of the Company’s common stock, par value $.0001 per share and is offering you the incentive set forth herein. If such terms are acceptable, please accept them through your countersignature of this letter agreement.

1.
Early Conversion.  In the event that prior to August 31, 2009, Holder converts all of the Preferred Stock, the Company shall pay Holder an additional 125,000 shares of Common Stock (“Incentive Shares”).

2.
Concurrent with Executive Conversion.  Notwithstanding any provision herein, the Holder hereby agrees to convert any unconverted Preferred Stock into shares of Common Stock pro rata with the proportion of a total of $1,045,900 in unpaid compensation and unreimbursed expenses payable collectively to Dr. Mohd Aslami, Mr. Steven Phillips and Mr. Charles DeLuca converted by such individuals into shares of Common Stock in accordance with their agreements with the Company.

3.
Withholding Taxes.  If with respect to any portion of Preferred Shares converted hereunder or the Incentive Shares, the Company believes that the Company shall be required to withhold shares of Common Stock under applicable federal, state or local tax laws (“Withholding”), the Company shall be entitled to take such reasonable action as it deems appropriate in order to ensure compliance with any and all legal requirements and Withholding requirements.

4.
Entire Agreement.  This document contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede any and all other written or oral agreements.  For the avoidance of doubt, the terms and conditions set forth in the Company’s Certificate of Incorporation, including those relating to the Preferred Stock, shall remain in full force and effect.

5.
Cooperation. The Holder agrees to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to effect the conversion contemplated hereby.

6.
Governing Law and Dispute Resolution. Any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this agreement or the arbitration provisions contained herein, including without limitation the determination of whether a party has waived its rights to arbitration hereunder or the enforceability of the arbitration provisions hereunder, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  The arbitration shall take place in New York, New York.  This document shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions therein.

7.
REPRESENTATION BY COUNSEL. HOLDER ACKNOWLEDGES THAT HOLDER HAS BEEN REPRESENTED BY SUCH LEGAL AND TAX COUNSEL AND OTHER PROFESSIONALS, EACH OF WHOM HAS BEEN PERSONALLY SELECTED BY HOLDER, AS HOLDER HAS FOUND NECESSARY TO CONSULT CONCERNING THE TERMS AND CONDITIONS SET FORTH HEREIN, AND SUCH REPRESENTATION HAS INCLUDED AN EXAMINATION OF ALL APPLICABLE DOCUMENTS AND AN ANALYSIS OF ALL TAX, FINANCIAL, AND SECURITIES LAW ASPECTS THEREOF DEEMED TO BE NECESSARY. OFFICER, TOGETHER WITH HODLER’S COUNSEL, HOLDER’S ADVISORS, AND SUCH OTHER PERSONS, IF ANY, WITH WHOM OFFICER HAS FOUND IT NECESSARY OR ADVISABLE TO CONSULT, HAVE SUFFICIENT KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE TERMS AND CONDITIONS SET FORTH IN THIS WAIVER AND CONSENT TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT THERETO.

ALTERNATIVELY, HOLDER HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ADVISORS AND HAS DECLINED TO DO SO. HOLDER HAS BEEN GIVEN THE OPPORTUNITY FOR A REASONABLE TIME PERIOD PRIOR TO EVALUATE THIS WAIVER AND CONSENT AND ASK QUESTIONS OF THE COMPANY IN CONNECTION THEREWITH.

[REMAINDER INTENTIONALLY BLANK]

If you accept these terms, please fax your signed acceptance to the Company at (914) -686-4192 and mail the original to the Company.

Very truly yours,

US SOLARTECH, INC.

/s/
By: Steven Phillips
Chief Financial Officer and Treasurer

AGREED AND ACCEPTED ON
JULY 18, 2009, EFFECTIVE AS
OF JUNE 15, 2009

/s/
Abdulaziz M. Alnamlah